Exhibit 99.1

For More Information:
Jzaneen Lalani	Laura Perry
General Counsel	LMP Investor Relations
(201) 802-7249	(646) 719-1055
Memory Pharmaceuticals Reports Fourth Quarter and Full Year 2007 Financial
Results
-Completes SAD Portion of the Phase 1 Program for R4996/MEM 63908-
MONTVALE, N.J., March 6, 2008 — Memory Pharmaceuticals Corp. (Nasdaq: MEMY), a biopharmaceutical company focused on the discovery and development of innovative drug candidates for the treatment of a broad range of central nervous system (CNS) conditions, today reported its financial results for the fourth quarter and year ended December 31, 2007.
“We have made significant progress with our clinical and business development efforts in recent months, highlighted by our positive Phase 2a data for MEM 3454 in Alzheimer’s disease, the expansion of our schizophrenia development program for MEM 3454 with our partner Roche, and the completion of our single ascending dose Phase 1 study for R4996/MEM 63908,” said Vaughn M. Kailian, President & Chief Executive Officer. “During 2008, we look forward to building on this progress as we advance our clinical programs. We expect to complete our ongoing Phase 2a trial for MEM 3454 in cognitive impairment associated with schizophrenia and report top-line data from the study, complete the remaining studies in our Phase 1 program for R4996/MEM 63908, and initiate a biomarker study for MEM 3454 in schizophrenia.”
Financial Results
For the quarter ended December 31, 2007, the Company reported a net loss of $9.6 million, or $0.13 per share, compared to a net loss of $14.7 million, or $0.23 per share, for the same period in 2006. For the year ended December 31, 2007, the Company reported a net loss of $35.3 million, or $0.49 per share, compared to a net loss of $31.1 million, or $0.70 per share, in 2006.
For the quarter ended December 31, 2007, the Company reported revenue of $1.1 million, compared to revenue of $2.6 million for the same period in 2006. For the year ended December 31, 2007, the Company reported revenue of $11.5 million, compared to revenue of $9.3 million in 2006. The increase in revenue for the year ended December 31, 2007 is related to recognizing the $2.2 million in milestone payments received from the Stanley Medical Research Institute in connection with the MEM 1003 Phase 2a bipolar disorder clinical trial.
Research and development expenses for the quarter ended December 31, 2007 were $8.3 million compared to $10.5 million for the same period in 2006. The change included a decrease of $3.0 million associated with the clinical development of MEM 1003, offset by an increase of $0.5 million in manufacturing costs. Research and development expenses for the year ended December 31, 2007 were $38.4 million compared to $33.8 million for the same period in 2006. The change included an increase of $4.2 million associated primarily with the clinical development of MEM 3454 and an increase of $0.7 million in personnel and personnel-related costs.
General and administrative expenses for the quarter ended December 31, 2007 were $2.2 million, compared to $1.8 million for the same period in 2006. The change included an increase of $0.4 million in personnel and personnel-related costs. General and administrative expenses for the year ended December 31, 2007 were $9.3 million compared to $8.4 million for the same period in 2006. The change included an increase of $0.8 million in personnel and personnel-related costs.
At December 31, 2007, the Company had cash, cash equivalents and marketable securities of approximately $38.2 million, compared to $51.3 million at the end of 2006. The Company now expects that its existing cash, cash equivalents, and marketable securities, together with payments expected to be made under its collaboration agreements, should be sufficient to fund operating expenses, debt obligations and capital equipment requirements into the first half of 2009.
Fourth Quarter Highlights and Recent Developments
•	Nicotinic Alpha-7 Receptor Agonist Program
MEM 3454. In November 2007, Memory Pharmaceuticals reported positive top-line results from its Phase 2a trial of MEM 3454, a nicotinic alpha-7 receptor agonist, in Alzheimer’s disease, demonstrating a statistically significant effect on multiple measures of cognition.
In December 2007, the Company commenced a Phase 2a trial of MEM 3454 in cognitive impairment associated with schizophrenia (CIAS). The trial is expected to enroll approximately 160 patients and is designed to assess the safety, tolerability and cognitive effects of three doses of MEM 3454 in patients with CIAS. The Company plans to announce top-line results from this trial in the fourth quarter of 2008.
In February 2008, Memory Pharmaceuticals announced that it plans to conduct a clinical study of MEM 3454 on two biomarkers of schizophrenia, P50 sensory gating and mismatch negativity, in patients with schizophrenia. The biomarker study, and additional formulation and manufacturing activities for MEM 3454, will be funded by Roche. The Company expects to begin the study this summer, with data available by early 2009.
R4996/MEM 63908. Memory Pharmaceuticals reported today that it has completed the single ascending dose (SAD) portion of its Phase 1 study for R4996/MEM 63908, a partial agonist of the nicotinic alpha-7 receptor. The randomized, double-blind, placebo-controlled study evaluated the safety, tolerability and pharmacokinetics of ascending doses of R4996/MEM 63908 in healthy adult male volunteers. As part of the Phase 1 clinical program for R4996/MEM 63908, the Company is now conducting a food interaction study in healthy adult male volunteers and a randomized, placebo-controlled single dose study in elderly male and female volunteers, and plans to commence a multiple ascending dose study. The Company now expects to announce the top-line data from the Phase 1 program in the fourth quarter of 2008.
•	MEM 1003. In October 2007, Memory Pharmaceuticals announced top-line data from its Phase 2a study of MEM 1003 in Alzheimer’s disease. The trial failed to meet its primary endpoint, which was a twelve-week mean change in the Alzheimer’s disease Assessment Scale — Cognitive subscale (ADAS-cog) score in the overall population, due primarily to an unusually large placebo response in the subgroup of monotherapy subjects. In the subgroup of subjects receiving cholinesterase inhibitors, the change in ADAS-cog favored treatment over placebo and numeric improvements were seen in all of the four secondary endpoints. The Company plans to complete its analysis of the data from this trial and evaluate the potential for further development of this drug candidate.

•	Leadership Team
Interim President and Chief Executive Officer. In February 2008, Memory Pharmaceuticals appointed Vaughn M. Kailian interim President and Chief Executive Officer. Jim Sulat, the Company’s President and Chief Executive Officer since 2005, stepped down for personal family reasons and will serve as the Company’s Chief Financial Officer on a part-time basis. In support of Mr. Kailian’s appointment, four of the Company’s largest shareholders, MPM Capital, Great Point Partners, Oxford Biosciences and Venrock, agreed to a six-month lock-up agreement. The Board has commenced a search for a full-time Chief Executive Officer.
New Board Member. In November 2007, Paul Blake, M.B., currently Senior Vice President and Chief Medical Officer of AEterna Zentaris Inc., joined Memory Pharmaceuticals’ Board of Directors. Dr. Blake has over 27 years of clinical development experience, including previous positions at Avigenics Inc., Cephalon, Inc., MDS Proteomics, Inc. and SmithKline Beecham Pharmaceuticals.
Conference Call and Webcast Information
Memory Pharmaceuticals will hold a conference call on March 6, 2008, at 9:00 a.m. EST to discuss the Company’s fourth quarter and full year 2007 financial results. The conference call will also be broadcast live from the “Investors” section of the Company’s website. Memory Pharmaceuticals’ senior management will host the conference call. Investors and other interested parties may access the call as follows:

Date:	Thursday, March 6, 2008
Time:	9:00 a.m. EST

Telephone (U.S.):	800.599.9829
Telephone (international):	617.847.8703
Participant Passcode:	91069592
Webcast:	http://www.memorypharma.com under the “Investors” section
An audio replay of the conference call will be available from 11:00 a.m. EST on Thursday, March 6, 2008, until Thursday, March 13, 2008. To access the replay, please dial 888.286.8010 (U.S.) or 617.801.6888 (international) and enter passcode number 63677090. An audio replay of the conference call will also be available under the “Investors” section of the Company’s website during the same period.
About the Company
Memory Pharmaceuticals Corp., a biopharmaceutical company, is focused on developing innovative drugs for the treatment of debilitating CNS disorders, many of which exhibit significant impairment of memory and other cognitive functions, including Alzheimer’s disease and schizophrenia. For additional information, please visit our website at http://www.memorypharma.com.
Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or Memory Pharmaceuticals’ prospects, future financial position, future revenues and projected costs should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including the outcome of clinical trials of Memory Pharmaceuticals’ drug candidates and whether they demonstrate these candidates’ safety and effectiveness; the risks and uncertainties associated with: obtaining additional financing to support Memory Pharmaceuticals’ R&D and clinical activities and operations; obtaining regulatory approvals to conduct clinical trials and to commercialize Memory Pharmaceuticals’ drug candidates; Memory Pharmaceuticals’ ability to enter into and maintain collaborations with third parties for its drug development programs; Memory Pharmaceuticals’ dependence on its collaborations and its license relationships; achieving milestones under Memory Pharmaceuticals’ collaborations; Memory Pharmaceuticals’ dependence on preclinical and clinical investigators, preclinical and clinical research organizations, manufacturers and consultants; protecting the intellectual property developed by or licensed to Memory Pharmaceuticals; and Memory Pharmaceuticals ability to maintain listing on the Nasdaq Global Market. These and other risks are described in greater detail in Memory Pharmaceuticals’ filings with the Securities and Exchange Commission. Memory Pharmaceuticals may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. Memory Pharmaceuticals disclaims any intent or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

MEMORY PHARMACEUTICALS CORP.
CONDENSED STATEMENTS OF OPERATIONS
(in thousands — except share and per share information)
(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006
Revenue	$1,075	$2,640	$11,519	$9,322

Operating expenses:

Research and development	8,258	10,534	38,354	33,800

General and administrative	2,220	1,767	9,324	8,444

Total operating expenses	10,478	12,301	47,678	42,244

Loss from operations	(9,403)	(9,661)	(36,159)	(32,922)

Other income (loss)	64	(6,048)	64	(247)
Interest income (expense), net	(217)	586	813	1,674

Loss before income taxes	(9,556)	(15,323)	(35,282)	(31,695)

Income tax (benefit) expense	—	(396)	3	(388)

Net loss	$(9,556)	$(14,727)	$(35,285)	$(31,107)

Basic and diluted net loss per share of common stock	$(0.13)	$(0.23)	$(0.49)	$(0.70)

Basic and diluted weighted average number of shares of common stock outstanding	72,645,081	63,831,072	71,874,757	44,334,129

MEMORY PHARMACEUTICALS CORP.
CONDENSED BALANCE SHEETS
(in thousands)
(unaudited)

	December 31, 2007	December 31, 2006
ASSETS
Cash, cash equivalents and marketable securities	$38,201	$51,323
Other current assets	1,417	1,397
Restricted cash	505	509
Deferred financing costs, net	519	—
Property and equipment, net	5,868	7,413

Total assets	$46,510	$60,642

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities (excluding deferred revenue)	$8,789	$7,664
Warrant liability	—	8,724
Equipment notes payable, less current portion	66	345
Loan payable, less current portion	10,831	—
Deferred revenue	18,051	20,707
Other non-current liabilities	506	—

Total liabilities	38,243	37,440

Stockholders’ equity	8,267	23,202

Total liabilities and stockholders’ equity	$46,510	$60,642